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                                                                      Exhibit 99

                                         NEWS
                                 CONTACT: Joy Plaschko, Media Relations Manager,
                                                               CBC, 612-330-9524
                                     -------------------------------------------
                                                           FOR IMMEDIATE RELEASE
                                                                November 8, 1996
                           CHILDREN'S BROADCASTING SECURES
                           $15 MILLION FINANCING COMMITMENT

    MINNEAPOLIS -- Children's Broadcasting Corporation (CBC, Nasdaq NM: AAHS) announced today that it has signed a commitment letter for a $15 million loan from Foothill Capital Corporation, (a Norwest Company), Los Angeles. The loan will be secured by the assets of the company.

    The loan will provide CBC with working capital and cash for the acquisition of more radio stations to grow the Radio AAHS-Registered Trademark- distribution system. As working capital, the money will enhance the marketing and sales efforts that CBC has recently re-established in-house.

    Closing on the financing transaction is expected to occur in November 1996, but is subject to customary closing conditions.

    Children's Broadcasting Corporation's Radio AAHS-Registered Trademark- is an award-winning radio programming mix of music, news, stories and games, produced and distributed for children age 12 and under and their parents. The Company's Radio AAHS-Registered Trademark- format, which is broadcast via satellite from its flagship station WWTC-AM in Minneapolis is available to approximately 40 percent of the country. Radio AAHS-Registered Trademark- has an affiliated network of stations across the country, including company owned or operated stations that serve the markets of: New York, Los Angeles, Philadelphia, Detroit, Dallas, Minneapolis, Kansas City, and Denver, with a pending acquisitions in Chicago. It is the only live, 24-hour radio network for children and their families in the United States providing programming that includes shows from Universal Studios Hollywood, Universal Studios Orlando and "What's Up? with Evan Roberts," from Long Island, NY. CBC's Radio AAHS-Registered Trademark- is a multi-media product that includes the Radio AAHS-Registered Trademark- website, now accessible at http://www.netradioaahs.net and the Radio AAHS-Registered Trademark- interactive phone system number is 1-800-522-2470.